Exhibit 2.2










================================================================================

                            STOCK PURCHASE AGREEMENT


                             Dated November 2, 2004


                                     between


                       VFINANCE INVESTMENTS HOLDINGS, INC.


                                       and


                                LEVEL2.COM, INC.



================================================================================

SECTION 1.     DEFINITIONS AND INTERPRETATIONS.............................2

    1.1        Defined Terms...............................................2

SECTION 2.     REPRESENTATIONS OF THE SELLER...............................8

    2.1        Existence and Good Standing; Power..........................8
    2.2        Capacity; Binding Effect....................................8
    2.3        Capitalization; Power.......................................8
    2.4        Subsidiaries and Investments................................9
    2.5        Financial Statements........................................9
    2.6        Books and Records..........................................10
    2.7        Title to Properties; Encumbrances..........................10
    2.8        Real Property..............................................10
    2.9        Leases.....................................................10
    2.10       Material Contracts.........................................10
    2.11       Restrictive Documents......................................12
    2.12       Litigation.................................................12
    2.13       Taxes......................................................12
    2.14       Insurance..................................................14
    2.15       Intellectual Property......................................14
    2.16       Compliance with Laws.......................................15
    2.17       Governmental Licenses......................................15
    2.18       Labor Matters..............................................16
    2.19       Employee Benefit Plans.....................................16
    2.20       No Changes Since Balance Sheet Date........................16
    2.21       Liabilities................................................17
    2.22       Consents and Approvals; No Violations......................17
    2.24       Broker's or Finder's Fees..................................17
    2.25       Copies of Documents........................................18
    2.26       Interests in Clients, Suppliers, Etc.;
               Affiliate Transactions.....................................18
    2.27       Bank Accounts and Powers of Attorney.......................18
    2.28       Accounts Receivable........................................18
    2.29       Unregistered Securities....................................18
    2.30       Accredited Investor........................................19

SECTION 3.     REPRESENTATIONS OF THE BUYER...............................19

    3.1        Existence and Good Standing; Binding Effect; Power.........19
    3.2        Broker's or Finder's Fees..................................19
    3.3        Litigation.................................................19
    3.4        Compliance with Laws.......................................20
    3.5        Consents and Approvals; No Violations......................20
    3.6        SEC Reports................................................20
    3.7        vFinance Common Stock......................................20

SECTION 4.     THE TRANSACTION............................................20

    4.1        Sale of Stock..............................................20

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    4.2        Purchase Price.............................................20
    4.3        Deliveries by the Seller...................................21
    4.4        Deliveries by the Buyer....................................22
    4.5        NASD Approval..............................................22
    4.6        Breach of Related Documents................................23

SECTION 5.     NONCOMPETITION.............................................23

    5.1        Noncompetition and Nonsolicitation.........................23
    5.2        Acknowledgment.............................................23

SECTION 6.     INDEMNIFICATION............................................24

    6.1        Survival of Representations and Liability Limitations......24
    6.2        Indemnification............................................24
    6.3        Indemnification Procedure..................................26

SECTION 7.     MISCELLANEOUS..............................................28

    7.1        Due Diligence..............................................28
    7.2        Expenses...................................................28
    7.3        Confidentiality............................................28
    7.4        Governing Law; Jurisdiction................................29
    7.5        Notices....................................................29
    7.6        Parties in Interest........................................30
    7.7        Counterparts...............................................30
    7.8        Attorneys' Fees............................................30
    7.9        Entire Agreement...........................................30
    7.10       Amendments.................................................30
    7.11       Severability...............................................30
    7.12       Third Party Beneficiaries..................................30

*Pursuant to Item 601(b)(2) of Regulation S-B, the following exhibits and schedules have been omitted and will be provided to the Commission upon request.



Exhibit A-1     Form of Employment Agreement with Marcos Konig
Exhibit A-2     Form of Employment Agreement with Harry Konig
Exhibit B       Form of Asset Purchase Agreement
Exhibit C       Form of Escrow Agreement
Exhibit D       Form of Registration Rights Agreement
Exhibit E       Form of Standstill Agreement
Exhibit F       Affiliates not subject to Section 5

Disclosure Schedule

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         This STOCK PURCHASE AGREEMENT (as the same may be amended, modified and supplemented from time to time, this "Agreement") is entered into on November 2, 2004 between VFINANCE INVESTMENTS HOLDINGS INC., a wholly-owned subsidiary of vFinance, Inc., a Delaware corporation (the "Buyer"), and LEVEL2.COM, INC., a Florida corporation (the "Seller"; the Buyer and the Seller each, a "Party" and, collectively, the "Parties").

                                    RECITALS:
                                    ---------

         A. The Seller owns 1,000 shares of common stock, $0.001 par value (the "Stock"), of EquityStation, Inc., a Florida corporation (the "Company"), being all of the issued and outstanding shares of capital stock of the Company.

         B. The Seller desires to sell, and the Buyer desires to purchase, the Stock, pursuant to the terms and conditions of this Agreement.

         C. It is the intention of the Parties that, upon consummation of the purchase and sale of the Stock pursuant to this Agreement, the Buyer or its designee shall own all of the issued and outstanding shares of capital stock of the Company.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

                                   SECTION 1.
                         DEFINITIONS AND INTERPRETATIONS
                         -------------------------------

        1.1 Defined Terms. In this Agreement, the following words and expressions shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

                  "Acts" has the meaning provided in Section 3.6.

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

                  "Agreement" has the meaning provided in the introductory paragraph.

                  "Asset Purchase Agreement" shall mean the form of Asset Purchase Agreement attached as Exhibit B to be entered into on the date hereof among the Buyer and Global Partners Securities, Inc.

                  "Balance Sheet Date" means September 30, 2004.

                  "Buyer" has the meaning provided in the introductory paragraph.

                  "Buyer's Business" shall mean the business of research, investment banking, brokerage and trading services.

                  "Buyer Indemnified Party" has the meaning provided in Section 6.2(a).

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

                  "Contracts" means any contract, agreement, understanding, note, bond, mortgage, indenture, guarantee, license, franchise, commitment, lease or instrument, whether oral or written, including all amendments thereto.

                  "Company" has the meaning provided in the first recital.

                  "Company Balance Sheet" means the unaudited balance sheet of the Company as of the Balance Sheet Date.

                  "Company Intellectual Property" shall mean all Intellectual Property owned by the Company or used in connection with the business of the Company.

                  "Encumbrances" means all liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements and any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

                  "Entity" means any Person that is not a natural person.

                  "ERISA" has the meaning provided in Section 2.19.

                  "Escrow Agent" means Edwards & Angell, LLP.

                  "Escrow Agreement" shall mean the form of Escrow Agreement attached as Exhibit C to be entered into on the date hereof among the Buyer, vFinance, Inc., the Seller, Global Partners Securities, Inc. and Escrow Agent.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Financial Statements" shall mean the correct and complete copies of the audited balance sheets and statements of income and cash flows of the Company for and as of the periods ended December 31, 2003 and 2002, and the Company Balance Sheet and the related statements of operations for the nine months then ended September 30, 2004, in each case together with any explanatory notes thereto.

                  "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

                  "Governmental Entity" means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

                  "Indebtedness" of any Person shall mean and include (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) indebtedness secured by an Encumbrance on assets or properties of such Person, (f) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under any interest rate, currency or other hedging agreement or (h) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (g) above.

                  "Indemnification Claim" has the meaning provided in Section 6.3(a).

                  "Indemnified Party" has the meaning provided in Section
         6.3(a).

                  "Indemnifying Party" has the meaning provided in Section
         6.3(a).

                  "Intellectual Property" shall mean all: (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (c) copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data and documentation; (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (h) copies and tangible embodiments thereof.

                   "IRS" means the Internal Revenue Service.

                  "Known to Buyer" or "to Buyer's Knowledge" means, with respect to a specific matter, any information known, after reasonable inquiry, by any of the officers or directors of Buyer.

                  "Known to Company" or "to Company's Knowledge" means, with respect to a specific matter, any information known, after reasonable inquiry, by any of the officers or directors of the Company.

                  "Known to Seller" or "to Seller's Knowledge" means, with respect to a specific matter, any information known, after reasonable inquiry, by any of the officers or directors of Seller.

                  "Known to vFinance" or "to vFinance's Knowledge" means, with respect to a specific matter, any information known, after reasonable inquiry, by any of the officers or directors of vFinance.

                  "Licenses" has the meaning provided in Section 2.17.

                  "Losses" has the meaning provided in Section 6.1(a).

                  "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (a) the validity or enforceability of this Agreement, (b) the ability of such Person to perform his or its obligations under this Agreement or any Related Document to which such Person is a party or (c) the business, assets, conditions (financial or otherwise), results of operations or prospects of such Person.

                  "NASD" means National Association of Securities Dealers, Inc.

                  "NASD Approval" has the meaning provided in Section 4.5.

                  "Notice Date" has the meaning provided in Section 6.3(b).

                  "Notice of Claim" has the meaning provided in Section 6.3(a).

                  "Ordinary Course" means, with respect to any Person, the ordinary course of commercial operations customarily engaged in by such Person, consistent with past practices (including with respect to quantity and frequency).

                  "OTCBB" means the Over-The-Counter Bulletin Board.

                  "Party" or "Parties" has the meaning provided in the introductory paragraph.

                  "Permitted Encumbrances" has the meaning provided in Section 2.7.

                  "Purchase Price" shall mean the vFinance Shares and vFinance Warrants.

                  "Person" means and includes any individual, partnership, joint venture, association, joint stock company, corporation, trust, limited liability company, unincorporated organization, a group and a government or other department, agency or political subdivision thereof.

                  "Related Documents" shall mean those other agreements, documents and instruments contemplated hereby.

                  "SEC" means the U.S. Securities and Exchange Commission.

                  "SEC Reports" has the meaning provided in Section 3.6.

                  "Securities" has the meaning provided in Section 2.29.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Seller" has the meaning provided in the introductory paragraph.

                  "Seller Indemnified Party" has the meaning provided in Section 6.2(b).

                   "Stock" has the meaning provided in the first recital.

                  "Subsidiary" means, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any Entity (other than a corporation) in which such Person and/or one more Subsidiaries of such Person has more than a 50% equity interest at the time or otherwise controls the management and affairs of such Entity (including the power to veto any material act or decision).

                  "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person.

                  "Tax Returns" has the meaning provided in Section 2.13(a).

                  "Third Party Claim" has the meaning provided in Section
         6.3(b).

                  "Tipping Amount" has the meaning provided in Section 6.1(b).

                  "Trading Day" means a day on which the OTCBB is open for at least one-half of its normal business hours.

                  "vFinance" means vFinance, Inc.

                  "vFinance Common Stock" has the meaning provided in Section 4.2(a).

                  "vFinance Shares" has the meaning provided in Section 4.2(a).

                  "vFinance Warrants" has the meaning provided in Section
         4.2(a).

1.2      Principles of Construction.
         ---------------------------

        (a) All references to Sections, subsections and Exhibits are to Sections, subsections and Exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" is not limiting and means "including without limitation."

        (b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

        (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

        (d) The Section headings herein are for convenience only and shall not affect the construction hereof.

        (e) In the event that the final day of any time period provided herein does not fall on a business day, such time period shall be extended such that the final day of such period shall fall on the next business day thereafter.

        (f) This Agreement is the result of negotiations among and has been reviewed by each Party's counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party's involvement in its preparation.

        (g) It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Exhibits hereto is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Exhibits hereto in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement.

                                   SECTION 2.
                          REPRESENTATIONS OF THE SELLER
                          -----------------------------

         The Seller represents, warrants and agrees in favor of the Buyer, as of the date of this Agreement (unless a representation speaks as of a specific date, in which case, as of such date), as follows:

        2.1 Existence and Good Standing; Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and/or licensed to conduct its business, and is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so licensed or qualified will not have a Material Adverse Effect on the Company. The Seller has delivered to the Buyer true and correct copies of the articles of incorporation and bylaws (or equivalent organizational documents) of the Company. Neither the Company nor the Seller is in violation of any of the provisions of the articles of incorporation or bylaws (or equivalent organizational documents) of the Company.

        2.2 Capacity; Binding Effect. The Seller has the legal capacity and full right and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Seller, and constitutes its valid and binding agreement, enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

        2.3       Capitalization; Power.

                  (a) The authorized capital stock of the Company consists of 10,000,000 shares of common stock, $0.001 par value, of which 1,000 shares are issued and outstanding. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as described in this Section 2.3(a), no shares of capital stock of the Company are authorized, issued, outstanding or reserved for issuance.

                  (b) The Seller has full legal right, power and authority to sell, assign, transfer and convey the Stock to the Buyer (or its designee) pursuant to this Agreement. The Seller owns 100% of the outstanding capital stock of the Company. The Seller is the sole and lawful owner, beneficially and of record, of the Stock, free and clear of all Encumbrances.

                  (c) Except as set forth on Schedule 2.3, there are no outstanding options, warrants, rights (preemptive or otherwise), calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character (contingent or otherwise) providing for the purchase, issuance, redemption, transfer or sale of any interest in the

        Company or its business, and none of the foregoing will arise as a result of the execution or performance of this Agreement or the transactions contemplated herein. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company. The Company does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Company on any matter. There are no Contracts to which the Company is a party or by which any such Person is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or any other Person or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company or any other Person.

                  (d) The Seller shall transfer to the Escrow Agent good and marketable title to the Stock, free and clear of all Encumbrances until such time as Seller is entitled to receive the Purchase Price in accordance with the terms of the Escrow Agreement.

        2.4 Subsidiaries and Investments. The Company has no Subsidiaries. The Company does not own, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person.

        2.5       Financial Statements.
                  ---------------------

                  (a) Schedule 2.5(a) contains accurate and complete copies of each of the Financial Statements. Except as specifically disclosed in the Financial Statements and the Schedules attached hereto, each of the Financial Statements has been prepared in accordance with GAAP. The Financial Statements fairly present, in all material respects, the financial position of the Company at the dates thereof and reflect all claims against and all debts and liabilities, fixed or contingent, of the Company as at the dates thereof and the statements of income, shareholders equity and cash flows fairly present, in all material respects, the results of the operations of the Company and the changes in cash flows of the Company for the periods indicated therein. As of the date hereof, the shareholders equity of the Company is at least $150,000. Each of the Financial Statements is consistent, in all material respects, with the books and records of the Company. The assets reflected on the Company Balance Sheet represent all of the assets necessary for the maintenance and operation of the business of the Company substantially in the manner in which such business is presently conducted.

                  (b) Since the Balance Sheet Date, there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, of the Company as a result of any legislative or regulatory change, revocation of any License or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except for immaterial changes due to the normal operations of the Company's businesses in the Ordinary Course.

        2.6 Books and Records. The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

        2.7 Title to Properties; Encumbrances. Except for properties and assets sold or otherwise disposed of in the Ordinary Course, and except as set forth on Schedule 2.7, the Company has good, valid and marketable title to or, in the case of leased assets, a valid leasehold interest in, (a) all of the properties and assets (real and personal, tangible and intangible) reflected in the Company Balance Sheet and (b) all of the properties and assets purchased by it since the Balance Sheet Date, in each case free and clear of all Encumbrances, except for (i) Encumbrances set forth explicitly in the Company Balance Sheet, (ii) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property in the operation of its business and (iii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent (Encumbrances of the type described in clauses (i), (ii) and (iii) above are hereinafter sometimes referred to as "Permitted Encumbrances"). The Company owns or has the exclusive right to use all of the tangible personal properties and assets necessary for the conduct of its business as currently conducted. All of the tangible personal property used in the business of the Company is in good operating condition and repair, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used.

        2.8 Real Property. The Company does not own, directly or indirectly, in whole or in part, any interest in any real property.

        2.9 Leases. Schedule 2.9 contains an accurate and complete list of each real and personal property lease to which the Company is a party (as lessee or lessor). Each real and personal property lease to which the Company is a party (as lessee or lessor) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Stock hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under such lease. The Company has not violated any of the terms or conditions under any such lease in any material respect, and, to the Seller's Knowledge or the Company's Knowledge, all of the covenants to be performed by any other party under any such lease have been fully performed. The tangible personal property leased by the Company is in a state of good maintenance and repair, reasonable wear and tear excepted. The Seller has delivered to the Buyer true and complete copies, including all amendments, of each such lease.

        2.10      Material Contracts.
                  -------------------

                  (a) Except as set forth on Schedule 2.10(a), the Company is not bound by any oral or written (i) Contract relating to the employment of any Person or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan (including any Contract under which the Company is obligated to make any payment to any Person as a result of a change in control of the Company or under which any Person may require the Company to make a payment to any Person as a result of a change in control of the Company), (ii) Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the Company's capital stock, (iii) Contract relating to capital expenditures in excess of $5,000 per individual item or $10,000 in the aggregate, (iv) Contract involving Indebtedness of the Company, (v) loan or advance to, or investment in, any Person or any Contract relating to the making of any such loan, advance or investment,
        (vi) guarantee or other contingent liability in respect of any Indebtedness or obligation of any Person, (vii) management service, consulting or any other similar type contract or arrangement, (viii) Contract limiting the ability of the Company to engage in any line of business or to compete with any Person, (ix) Contract not entered into in the Ordinary Course which by its operation or termination would have a Material Adverse Effect on the Company, or (x) Contract not entered into in the Ordinary Course which is not cancelable without penalty within 30 days.

                  (b) Except as set forth on Part 1 of Schedule 2.10(b), the Company is not a party to any Contract or Contracts with any customer that accounts for more than 1% of the total sales of the Company. Set forth on Part 2 of Schedule 2.10(b) is a true and complete list of all suppliers of the Company to whom the Company pays more than $3,000 per year. The relationships of the Company with each such customer and supplier are good commercial working relationships, and except as set forth on Schedule 2.10(b) no such customer or supplier has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company. Neither the Seller nor the Company has received any notice that any such customer or supplier may cancel or otherwise materially and adversely modify its relationship with the Company or limit its services, supplies or materials to the Company or its usage or purchase of the services and products of the Company either as a result of the transactions contemplated hereby or otherwise.

                  (c) Each Contract set forth (or required to be set forth) on Schedule 2.10(a) and Schedule 2.10(b) is in full force and effect and there exists no (i) default or event of default by the Company or any other party to any such Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or any other party thereto and would have a Material Adverse Effect on the Company. The Company has not violated any of the material terms or conditions of any Contract set forth (or required to be set forth) on Schedule 2.10(a) or Schedule 2.10(b) and, to the Seller's Knowledge or the Company's Knowledge, all of the covenants to be performed by any other party thereto have been fully performed in all material respects. The Seller has delivered to the Buyer true and complete copies, including all amendments, of each Contract set forth (or required to be set forth) on Schedule 2.10(a) and Schedule 2.10(b).

        2.11 Restrictive Documents. Except as set forth on Schedule 2.11, neither the Seller nor the Company is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, Contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would (a) have a Material Adverse Effect on the Company, (b) prevent the purchase and sale of the Stock or the consummation of the transactions contemplated by this Agreement or the other Related Documents,
(c) restrict the ability of the Company to acquire any property or conduct any business in any area or (d) restrict the ability of the Company to make distributions or pay dividends to its shareholders.

        2.12 Litigation. Except as set forth on Schedule 2.12, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the Seller's Knowledge or the Company's Knowledge any investigation by) any Governmental Entity or other instrumentality, agency or Person, pending, or, to Seller's Knowledge or the Company's Knowledge, threatened, against or affecting the Seller, the Stock, the Company or any of their respective properties or rights, and to the Seller's Knowledge or the Company's Knowledge, no fact or circumstance exists that could form the basis therefor. Neither the Seller nor the Company is subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a Material Adverse Effect on the Company.

        2.13      Taxes.
                  -----

                  (a) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes, including without limitation (i) any income, profits, alternative or add-on minimum tax, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, net worth, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (a "Taxing Authority"), (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.

                  (b) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the date of this Agreement, by or on behalf of the Company (the "Company Returns"), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the date of this Agreement have been or will be paid on or before such date, other than such Taxes which are adequately reserved for in accordance with GAAP. The Financial Statements fully accrue all actual and contingent liability for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Financial Statements (i) fully accrue consistent with past practices and in accordance with GAAP all actual and contingent liabilities for Taxes with respect to all periods through the date of the Company Financial Statements and (ii) properly accrue consistent with past practices and in accordance with GAAP all liabilities for Taxes payable after the Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Financial Statements relating to Tax matters is accurate in all material respects.

                  (c) No Tax liability has been incurred since the date of the Financial Statements other than in the ordinary course of business and adequate provision has been made for all Taxes since that date in accordance with GAAP on at least a quarterly or, with respect to employment taxes, monthly basis. The Company has withheld and paid to the applicable financial institution or Taxing Authority all amounts of Taxes required to be withheld in all material respects. No Company Returns filed with respect to federal income tax returns for Taxable years of the Company in the case of the United States, have been examined by the Internal Revenue Service. The Company has not been granted any extension or waiver of the limitation period applicable to any Company Return.

                  (d) There is no claim, audit, action, suit, proceeding or, investigation now pending or, to the Seller's Knowledge or the Company's Knowledge, threatened against or with respect to the Company in respect of any Tax or assessment. There are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Tax Authority received by the Company which have not been satisfied in full (including liabilities for interest, additions to tax and penalties thereon and related expenses). There are no liens for Taxes upon the assets of the Company except liens for current Taxes not yet delinquent. Except as may be required as a result of this Agreement, the Company has not nor will it be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the date of this Agreement.

                  (e) There is no contract, agreement, plan or arrangement, including without limitation the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could, as a result of the transactions contemplated hereby, give rise to the payment of any amount that would not be deductible pursuant to section 280G or section 162 (m) of the Code. Other than pursuant to this Agreement, the Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than the Company. None of the assets of the Company (i) is property that the Company is required to treat as owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Code, or (iii) is "tax exempt use property" within the meaning of section 168(h) of the Code. The Company has not participated in an international boycott within the meaning of section 999 of the

        Code. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of section 6661 of the Code. The Company has previously provided or made available to Parent complete and accurate copies of all the Company Returns and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents.

        2.14 Insurance. Set forth on Schedule 2.14 is an accurate and complete list of each insurance policy (including self-insurance) which covers the Company or its businesses, properties, assets or employees. Such policies are in full force and effect, all premiums thereon have been paid, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. The Company is not in default under any of the insurance policies set forth (or required to be set forth) on Schedule 2.14, and, to the Seller's Knowledge or the Company's Knowledge, there exists no event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would have a Material Adverse Effect on the Company. The Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor, to the Seller's Knowledge or the Company's Knowledge, has the termination of any such policies or arrangements been threatened, and there exists no event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies. Such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which the Company and its properties and assets are normally exposed in the operation of its business. Except as set forth on Schedule 2.14, since one year prior to the date hereof, there has not been any material adverse change in the Company's relationship with its insurers or any material increase in the premiums payable pursuant to such policies.

        2.15      Intellectual Property.
                  ----------------------

                  (a) Schedule 2.15(a) lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company.

                  (b) The Company owns or has the right to use all Intellectual Property. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Schedule 2.15(b)), and, to the best of the Company's Knowledge, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.

                  (c) Schedule 2.15(c) identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any

        Company Intellectual Property. Except as described in Exhibit 2.15(c), the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Company Intellectual Property.

                  (d) Schedule 2.15(d) identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

                  (e) The Company has not disclosed the source code for any software developed by it, or other confidential information constituting, embodied in or pertaining to such software, to any person or entity, except pursuant to the agreements listed in Exhibit 2.15(e), and the Company has taken reasonable measure to prevent disclosure of such source code.

                  (f) All of the copyrightable materials incorporated in or bundled with the Company Intellectual Property have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

        2.16 Compliance with Laws. The Company is and has been in full compliance with all applicable laws, regulations, orders, judgments and decrees, except for such failure to comply which does not have a Material Adverse Effect on the Company. Neither the Seller nor the Company has received any notice or information that any violation of the foregoing is being or may be alleged. Without limiting the generality of the preceding sentence, the Company has not violated any credit reporting, privacy (including the solicitation of customers who have elected under applicable law to prevent the sharing of personal information), data protection, publicity, advertising or similar federal, state or local law of any kind in the United States or any other nation (including the Fair Credit Reporting Act, 15 U.S.C. ss.ss. 1681 et seq and the Driver's Privacy Protection Act of 1994, 18 U.S.C. ss.ss. 2771 et seq), nor has the Company received notice of any such violation, and the Company is not aware of any facts that would give rise to such a violation.

        2.17 Governmental Licenses. The Company and each of its employees have all governmental licenses, permits, franchises, approvals, permits and other authorizations of, and has made all registrations and or filings with, all Governmental Entities (the "Licenses"), necessary to own, lease and operate the properties of the Company and to enable the Company to carry on its business as presently conducted, except for such Licenses the failure of which to hold, individually or in the aggregate, does not have and in the future is not likely to have, a Material Adverse Effect on the Company. For each state and/or jurisdiction where the Company carries on its business, the Company maintains in effect the individual agent, agency or any other Licenses that may be required by that jurisdiction for the Company's employees, agents, and offices to conduct its business. Set forth on Schedule 2.17 is a true, accurate and complete list of all Licenses held by the Company, any employee of the Company and any third party private investigator. All Licenses held by the Company, its employees and its third party private investigators are in full force and effect. Each License held or sponsored by the Company can be renewed in the Ordinary Course by the Company. Any applications for the renewal of any such License which are due have been timely made or filed by the Company. Neither the Seller nor the Company has received notice of any proceeding for suspension or revocation of, or similar proceedings with respect to, any such License and no fact or circumstance exists that could form the basis for any such proceedings. No jurisdiction has demanded or requested that the Company qualify or become licensed as a foreign corporation. There have been no instances where a jurisdiction or governmental entity has demanded or requested that the Company be licensed or obtain a license, permit, registration, administrative approval or any similar authorization to perform any and all services provided by the Company and the Company has not complied with such demand or request.

        2.18 Labor Matters. Except as set forth on Schedule 2.18, the Company has been and is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice, except for such noncompliance or practice which does not have, and in the future is not likely to have, a Material Adverse Effect on the Company. No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. ss.151 et. seq.) existing or, to Seller's Knowledge or the Company's Knowledge, threatened with respect to the operations of the Company. The Company is not subject to or bound by any collective bargaining or labor union agreement applicable to any Person employed by the Company and no collective bargaining or labor union agreement is currently being negotiated by the Company. The Company has not experienced any material labor difficulty or work stoppage during the last three years.

        2.19 Employee Benefit Plans. Schedule 2.19 hereto lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA") maintained by the Company. Each of such employee benefit plans complies in all material respects with (i) all applicable requirements of ERISA and (ii) all applicable requirements of the Code.

        2.20      No Changes Since Balance Sheet Date. Except as set forth on
Schedule 2.20, since the Balance Sheet Date the Company has not (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the Ordinary Course, (b) permitted any of its assets to be subjected to any Encumbrance (other than Permitted Encumbrances), (c) sold, transferred or otherwise disposed of any assets, except in the Ordinary Course,
(d) made any capital expenditure or commitment therefor, (e) made any distribution to its shareholders or declared or paid any dividend or made any distribution on any shares of its capital stock, (f) redeemed, purchased or otherwise acquired any shares of its capital stock, (g) granted or issued any option, warrant or other right to purchase or acquire any shares of its capital stock, (h) made any bonus or profit sharing distribution or payment of any kind,
(i) increased its Indebtedness, except current borrowings from banks in the Ordinary Course, or made any loan to any Person, (j) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course charged to applicable reserves, none of which individually or in the aggregate is material to the Company, (k) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee, except in the Ordinary Course, (l) canceled or waived any claims or rights of material value,
(m) made any change in any method of accounting or auditing practice,
(n) otherwise conducted its business or entered into any material transaction, except in the Ordinary Course or (o) agreed, whether or not in writing, to do any of the foregoing.

        2.21 Liabilities. Except as set forth on Schedule 2.21, the Company has no claims, obligations, liabilities or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (a) claims, obligations, liabilities or Indebtedness set forth in the Company Balance Sheet or specifically disclosed in the footnotes thereto and (b) accounts payable to trade creditors and accrued expenses incurred subsequent to the Balance Sheet Date in the Ordinary Course and that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Notwithstanding any term or condition contained herein to the contrary, as of this date all Indebtedness of the Company to all of its Affiliates has been paid in full and written evidence of such has been provided to the Buyer.

        2.22 Consents and Approvals; No Violations. The execution and delivery of this Agreement and the other instruments and agreements to be executed and delivered by the Seller and/or the Company and the consummation of the transactions contemplated hereby and thereby by the Seller and/or the Company will not (a) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of the Company, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any Governmental Entity applicable to the Seller or the Company, (c) except as set forth on Schedule 2.22(c), require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity or
(d) except as set forth on Schedule 2.22(d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any Contract to which the Seller and/or the Company is a party, or by which they or any of their respective properties or assets may be bound, excluding from the foregoing clauses (b) and (d) violations, breaches, conflicts or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or impair materially the ability of the Seller to perform their obligations hereunder.

        2.23 Disclosure. None of this Agreement, the Schedules, Exhibits and certificates attached or provided hereto, and the documents delivered or made available to the Buyer and its representatives pursuant hereto by the Seller or the Company contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Seller or the Company relating to the Company or the Stock which would have a Material Adverse Effect on the Company or the Stock, and which has not been disclosed in a Schedule, Exhibit or certificate attached or provided hereto.

        2.24 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Seller or the Company is, or will be, entitled to any commission or broker's or finder's fees from Buyer or any of its Affiliates (including, the Company) in connection with any of the transactions contemplated by this Agreement. Seller is not paying any fee or commission to Saunders

Advisory Group, LLC or any individual, in violation of Section 517.061(11) of the Florida Securities and Investor Protection Act or Rule 3E-500.006 of the Florida blue sky regulations.

        2.25 Copies of Documents. The Seller has caused, and will cause, the Company to make available for inspection and copying by the Buyer and its advisers, true, complete and correct copies of all documents referred to in this
Section 2 and in any Exhibit attached hereto.

        2.26 Interests in Clients, Suppliers, Etc.; Affiliate Transactions. Except as set forth on Schedule 2.26, no Seller, officer, director, Affiliate or, to the knowledge of the Seller's Knowledge or the Company's Knowledge, employee of the Company either (a) is, (b) possesses, directly or indirectly, any financial interest in or (c) is a director, officer, member, manager or employee of, any Person which is, a client of, supplier to, customer of, lessor to, lessee of or competitor or potential competitor of the Company. Except as set forth on Schedule 2.26, the Company is not a party to any transaction, agreement, arrangement or understanding with any Affiliate (including the Seller), officer, director or employee of the Company. The Company is not indebted to the Seller, director, officer, employee or agent of the Company (except for amounts due as normal salaries and in reimbursement of ordinary expenses) and no such person is indebted to the Company.

        2.27      Bank Accounts and Powers of Attorney. Set forth on Schedule
2.27 is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Company, including a summary statement of the terms thereof.

        2.28 Accounts Receivable. The amount of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company as being due to the Company are valid, have been recorded in accordance with GAAP and, other than for the amount reserved on the Company Balance Sheet and as set forth in Schedule 2.28, will be good and collectible in full in the ordinary course of business and in any event not later than 180 days after the date hereof; and, to Seller's Knowledge, none of such accounts receivable or other debts is subject to any counterclaim or set-off except to the extent of any such provision or reserve.

        2.29 Unregistered Securities. The Seller is acquiring the vFinance Shares and vFinance Warrants (the "Securities") for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other Person has a direct or indirect beneficial interest in such Securities, provided, however, the Buyer acknowledges that the Seller may distribute Shares to the shareholders of the parent of the Seller all of whom are "accredited investors" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to any of the Securities for which the Seller shall receive in consideration for the purchase by the Buyer of the Stock. The Seller has been given the opportunity for a reasonable time to ask questions of, and receive answers from, the Buyer or its representatives concerning the terms and conditions of the Securities. The Seller represents, warrants and agrees that it will not sell or otherwise transfer the Securities without registration under the Securities Act or an exemption therefrom and fully understands that the Securities have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states or an exemption from such registration is available. The Seller is aware that the Securities are "restricted securities," as such term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), and they may not be sold pursuant to Rule 144 unless all of the conditions of Rule 144 are met. The Seller understands that, except as otherwise provided in that certain Registration Rights Agreement of even date herewith, the Buyer is under no obligation to register the Securities on its behalf or to assist it in complying with any exemption from registration under the Securities Act or applicable state securities laws. The Seller understands that sales or transfers of the Securities are further restricted by state securities laws and the provisions of this Agreement.

        2.30 Accredited Investor. The Seller is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

                                   SECTION 3.
                          REPRESENTATIONS OF THE BUYER
                          ----------------------------

         The Buyer represents, warrants and agrees in favor of the Seller, as of the date of this Agreement (unless a representation or warranty speak as of a specific date, in which case, as of such date), as follows:

        3.1 Existence and Good Standing; Binding Effect; Power. The Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect. The Buyer has the power and authority to enter into this Agreement.

        3.2 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Buyer is, or will be, entitled to any commission or broker's or finder's fees from any of the Parties or from any of their Affiliates, in connection with any of the transactions contemplated by this Agreement.

        3.3 Litigation. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the Buyer's Knowledge any investigation by) any Governmental Entity or other instrumentality or agency, pending, or, to the Buyer's Knowledge, threatened, against or affecting the Buyer which would materially and adversely affect the right or ability of the Buyer to enter into this Agreement and to purchase the Stock hereunder. The Buyer is not subject to any judgment, order or decree entered in any lawsuit or proceeding which would materially and adversely affect the right or ability of the Buyer to enter into this Agreement and to purchase the Stock hereunder.

        3.4 Compliance with Laws. The Buyer is and has been in full compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not, individually or in the aggregate, materially and adversely affect the right or ability of the Buyer to enter into this Agreement and to purchase the Stock hereunder.

        3.5 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby by the Buyer will not (a) violate any provision of the certificate of incorporation or bylaws of the Buyer, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any Governmental Entity applicable to the Buyer or (c) require by the Buyer any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity having authority over the Buyer.

        3.6 SEC Reports. Each form, report, schedule, registration statement, definitive proxy statement filed by vFinance since January 1, 2004 (as such documents have been amended prior to the date hereof, the "SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the SEC Reports, as of their respective dates, contained any untrue statement of material fact or failed to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, to vFinance's Knowledge, vFinance is not required under the Securities Act, the Exchange Act (collectively, the "Acts") or the rules and regulations promulgated under either of the Acts to file any amendments to the SEC Reports or any new form, report, schedule or registration statement, except to disclose this Agreement and the Related Documents in accordance with the rules of SEC Form 8-K.

        3.7 vFinance Common Stock. The vFinance Shares delivered or to be delivered pursuant to Section 4.2 of this Agreement are authorized and, when so delivered, will be validly issued, fully paid and nonassessable. The vFinance Shares underlying the vFinance Warrants delivered or to be delivered pursuant to
Section 4.2 of this Agreement are authorized and, when fully paid and in accordance with the terms of the vFinance Warrants, will be validly issued, fully paid and nonassessable.

                                   SECTION 4.
                                 THE TRANSACTION
                                 ---------------

        4.1 Sale of Stock. Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, convey, assign, transfer and deliver to the Buyer (or its designee), and the Buyer agrees to purchase (or cause its designee to purchase) the Stock.

        4.2       Purchase Price.
                  ---------------

                  (a) In consideration for the purchase by the Buyer (or its designee) of the Stock, the Buyer shall deliver (a) 4,162,345 restricted shares ("vFinance Shares") of common stock, $0.01 par value, of vFinance ("vFinance Common Stock") and (b) warrants to purchase 1,649,864 shares of vFinance Common Stock (the "vFinance Warrants") to the Escrow Agent no more than two (2) business days following the date hereof.

                  (b) The vFinance Shares and vFinance Warrants shall be held in escrow by the Escrow Agent and dispersed in accordance with the terms of the Escrow Agreement.

        4.3 Deliveries by the Seller. The Seller shall deliver or caused to be delivered to the Buyer:

                  (a)      Company Balance Sheet;

                  (b) a certificate of the Secretary of the Company attaching a correct and complete copy of the bylaws, including all amendments thereto, of the Company;

                  (c) a certificate, dated the date of this Agreement and executed by a duly authorized officer of the Seller, certifying that
        (i) each of the representations and warranties of the Seller contained in this Agreement is true and correct; and (ii) that all of the covenants and agreements to be performed by the Seller on or prior to the date hereof have been duly performed.

                  (d) a copy of the articles of incorporation, including all amendments thereto, of the Company, certified by the Secretary of State of Florida as being true and correct and in effect as of the date of this Agreement;

                  (e) a good standing certificate for the Company certified by the Secretary of State of Florida or other appropriate official in Florida and each other state or country in which the Company is qualified to do business as a foreign corporation and in each case dated a date no more than five (5) Business Days prior to the date of this Agreement;

                  (f) an Employment Agreement between the Buyer and Marcos Konig substantially in the form attached hereto as Exhibit A-1;

                  (g) an Employment Agreement between the Buyer and Harry Konig substantially in the form attached hereto as Exhibit A-2;

                  (h) an Asset Purchase Agreement between the Buyer and Global Partners Securities, Inc. substantially in the form attached hereto as Exhibit B;

                  (i) an Escrow Agreement among the Buyer, vFinance, Inc., the Seller, Global Partners Securities, Inc. and Escrow Agent substantially in the form attached hereto as Exhibit C;

                  (j) a Registration Rights Agreement between vFinance, Inc., the Seller and Global Partners Securities, Inc. substantially in the form attached hereto as Exhibit D;

                  (k) a Standstill Agreement among vFinance, Inc., Marcos Konig, Harry Konig and Salomon Konig, substantially in the form attached hereto as Exhibit E;

                  (l) resignation letters of all members of the boards of directors of the Company, together with an acknowledgment that they have no prior or present claim whatsoever against the Company;

                  (m) the original corporate record books and stock record books of the Company;

                  (n) evidence that all Indebtedness of the Company to all of its Affiliates has been paid in full; and

                  (o) such other documents and instruments as are reasonably required to be delivered to the Buyer by the Seller in order to effect the transactions contemplated by this Agreement.

        4.4 Deliveries by the Buyer. The Buyer shall deliver or cause to be delivered to the Seller the following:

                  (a) the vFinance Shares and vFinance Warrants, which shall be deposited in escrow to be held and dispersed in accordance with the terms of the Escrow Agreement;

                  (b) an Asset Purchase Agreement between the Buyer and Global Partners Securities, Inc. substantially in the form attached hereto as Exhibit B;

                  (c) an Escrow Agreement between the Buyer, vFinance, Inc., the Seller, Global Partners Securities, Inc. and Escrow Agent substantially in the form attached hereto as Exhibit C;

                  (d) a Registration Rights Agreement between vFinance, Inc., the Seller and Global Partners Securities, Inc. substantially in the form attached hereto as Exhibit D;

                  (e) a Standstill Agreement among vFinance, Inc., Marcos Konig, Harry Konig and Salomon Konig, substantially in the form attached hereto as Exhibit E;

                  (f) a certificate, dated the date of this Agreement and executed by a duly authorized officer of the Buyer, certifying that
        (i) each of the representations and warranties of the Buyer contained in this Agreement is true and correct; and (ii) that all of the covenants and agreements to be performed by the Buyer on or prior to the date hereof have been performed; and

                  (g) such other documents and instruments as are reasonably required to be delivered to the Seller by the Buyer in order to effect the transactions contemplated by this Agreement.

        4.5 NASD Approval. All required approvals, applications or notices with governmental entities shall be obtained within 90 days of the date of this Agreement, including without limitation, the NASD (the "NASD Approval"). The Parties agree to assist each other, on an as-needed basis, in connection with the NASD approval process. Should NASD Approval not be obtained within 90 days of the date of this Agreement, the parties shall negotiate in good faith in order to restructure this Agreement on similar terms and conditions to meet the requirements of the NASD.

        4.6 Breach of Related Documents. If a breach of any of the Related Documents shall occur, which (to the extent, and only to the extent, that any cure period is permitted or provided for) is not timely cured in accordance with the terms of such Related Documents, this Agreement shall also be deemed to be in breach.

                                   SECTION 5.
                                 NONCOMPETITION
                                 --------------

        5.1 Noncompetition and Nonsolicitation. The Seller agrees that for a period of three (3) years following the date hereof, so long as an ownership interest in Global Partners Securities, Inc. is held by Marcos Konig, Harry Konig or Salomon Konig:

                  (a) Except for those individuals listed on Exhibit F, the Seller and its Affiliates will not compete with the Buyer, without the Buyer's prior written consent, in any activity relating to the Buyer's Business. For purposes of the preceding sentence, competition shall include, without limitation, direct or indirect competition by the Seller or its employees.

                  (b) Except for those individuals listed on Exhibit F, the Seller and its Affiliates will not, directly or indirectly, appropriate any of the Buyer's individuals and business entities that were
        (i) existing clients of the Buyer as of the date hereof and (ii) clients of the Buyer at any time during the three-year period immediately preceding the date hereof.

                  (c) Except for those individuals listed on Exhibit F, the Seller and its Affiliates will not hire, contract with or solicit for employment any employee of the Buyer or any former employee of the Buyer who left such employment less than six (6) months prior to the date of this Agreement. Notwithstanding anything contained herein to the contrary, the Seller and its Affiliates may hire Victor Konig for employment.

        5.2 Acknowledgment. The Parties acknowledge and agree that each of their businesses is specialized and not confined to any geographic market and agree that such geographic scope is reasonable. The Parties acknowledge that the restrictions set forth in this Section are considered by the Parties to be reasonable for the purposes of protecting the legitimate business interests of the Parties and are a material inducement to the Parties entering into the other transactions contemplated hereby. The Parties acknowledge and agree that monetary damages would not provide an adequate remedy in the event of a breach or threatened breach of provisions of this Section. The Parties agree that, in addition to any other remedies available to the Parties, the Parties shall be entitled to injunctive relief, specific performance and other equitable relief to secure the enforcement of these provisions. It is the desire and intent of the Parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of this Section relating to the time period, scope of activities, geographic area of restrictions or otherwise is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities, geographic area or other matter of public policy, the maximum time period, scope of activities, geographic area or other matter, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of this Section other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the Parties.

                                   SECTION 6.
                                 INDEMNIFICATION
                                 ---------------

        6.1       Survival of Representations and Liability Limitations.
                  -----------------------------------------------------

                  (a) The representations and warranties of the Parties contained in Sections 2 and 3 (and in any Exhibit attached hereto or certificate delivered in connection with this Agreement) are made only as of the date of this Agreement. Such representations and warranties shall survive until twenty-four (24) months after the date of this Agreement; provided, however, that the representations and warranties contained in Sections 2.2, 2.3, 2.4, 2.24, and 3.2 shall survive indefinitely.

                  (b) The Parties shall have no liability (for indemnification or otherwise), including, without limitation, the matters set forth in Section 6.2 hereof, until the total of all Losses (as defined in Section 6.2 hereof) exceeds $10,000 (the "Tipping Amount"), excluding any Losses incurred in the Asset Purchase Agreement and any schedules thereto; provided that if, in any case, the aggregate amount of such Losses exceeds the Tipping Amount, then the applicable indemnifying party hereunder shall be obligated to pay the full amount of the Losses, including the Tipping Amount.

                  (c) Notwithstanding anything to the contrary in this Agreement, the aggregate liability of any Party including, without limitation, with respect to the matters set forth in Section 6.2 hereof, shall not exceed the Purchase Price.

        6.2       Indemnification.
                  ----------------

                  (a) The Seller agrees to indemnify and hold harmless the Buyer and vFinance and any of their directors, officers, shareholders, employees and agents, successors and assigns (each, a "Buyer Indemnified Party") from and against any and all losses, obligations, liabilities, damages, claims, deficiencies, costs and expenses (including but not limited to, the amount of any settlement entered into pursuant hereto and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of the matter) (collectively, "Losses"), which may be sustained or incurred by the Buyer Indemnified Party in connection with, arising out of, or relating to (i) any breach of any, or any false, incorrect or misleading, representation or warranty that is made by the Seller herein or in any Exhibit, certificate or other document delivered to the Buyer Indemnified Party by or on behalf of the Seller pursuant to this Agreement and that is qualified as to materiality, (ii) any material breach of, or any materially false, incorrect or misleading, representation or warranty that is made by Seller herein or in any Exhibit, certificate or other document delivered to the Buyer Indemnified Party by or on behalf of the Seller pursuant to this Agreement and that is qualified as to materiality, (iii) any material breach of any agreements and covenants made by Seller herein or in any Exhibit, certificate or other document delivered to the Buyer Indemnified Party by or on behalf of the Seller in connection with this Agreement, and (iv) any and all costs and expenses (including reasonable attorneys' fees) incurred by the Buyer Indemnified Party in connection with the enforcement of its rights under this Agreement. Notwithstanding anything contained herein to the contrary, the Seller shall have the right to pay the full amount of the Losses incurred by the Buyer Indemnified Party in vFinance Common Stock or in cash. The vFinance Common Stock shall be valued at $0.20 per share, which represents the value per share of the vFinance Common Stock as of the date of this Agreement.

                  (b) The Buyer agrees to indemnify and hold harmless the Seller and any of its directors, officers, shareholders, employees and agents, successors and assigns (each, a "Seller Indemnified Party") from and against any Losses, which may be sustained or incurred by the Seller Indemnified Party in connection with, arising out of, or relating to (i) any breach of any, or any false, incorrect or misleading, representation or warranty that is made by the Buyer herein or in any Exhibit, certificate or other document delivered to the Seller Indemnified Party by or on behalf of the Buyer pursuant to this Agreement and that is qualified as to materiality, (ii) any material breach of, or any materially false, incorrect or misleading, representation or warranty that is made by Buyer herein or in any Exhibit, certificate or other document delivered to the Seller Indemnified Party by or on behalf of the Buyer pursuant to this Agreement and that is qualified as to materiality,
(iii) any material breach of any agreements and covenants made by Buyer herein or in any Exhibit, certificate or other document delivered to the Seller Indemnified Party by or on behalf of the Buyer in connection with this Agreement, and (iv) any and all costs and expenses (including reasonable attorneys' fees) incurred by the Seller Indemnified Party in connection with the enforcement of its rights under this Agreement. Notwithstanding anything contained herein to the contrary , the Buyer shall have the right to pay the full amount of the Losses incurred by the Seller Indemnified Party in vFinance Common Stock or in cash. The vFinance Common Stock shall be valued at the lower of (x) the Fair Market Value per shares at the time of a Notice of Claim
(as defined in Section 6.3) or (y) $0.20 per share. "Fair Market Value" shall mean the last reported sale price of the vFinance Common Stock, or in case no such reported sale takes place on such day, the average of the last reported sales prices for the last three trading days, in either case as officially reported by the principal securities exchange on which the vFinance Common Stock is listed or admitted to trading or if the vFinance Common Stock is not listed or admitted to trading on any national securities exchange, the last reported sale price as furnished by the NASD through NASDAQ or the OTC Bulletin Board if NASDAQ is no longer reporting such information, or if the vFinance Common Stock is not quoted on NASDAQ or the OTC Bulletin Board, as determined in good faith by resolution of vFinance's Board of Directors, based on the best information available to it for the day immediately preceding such issuance or sale. Notwithstanding anything contained herein to the contrary, the Buyer shall not have any liability for indemnification to the Seller Indemnified Party, including, without limitation, with respect to the matters set forth in this Section 6.2(b), as to which the Buyer has not received a Notice of Claim within a period of twenty-four (24) months following the date hereof.

                  (c)      If either Party or any of its successors or assigns
        (i) consolidates with or merges into any other Person and will not be the continuing or surviving Person of such consolidation or merger or
        (ii) transfers all or substantially all of its properties and assets to any Person, then in each such case, proper provisions will be made so that the successors and assigns of such Party assume the obligations set forth in this Section 6.

        6.3       Indemnification Procedure.
                  --------------------------

                  (a) Notice of Claim. Promptly, but in any event within 30 days after obtaining knowledge of any claim or demand which may give rise to, or could reasonably give rise to, a claim for indemnification hereunder (any such claim an "Indemnification Claim"), the party or parties entitled to indemnification hereunder (the "Indemnified Party") shall give written notice to the party or parties subject to indemnification obligations therefor (the "Indemnifying Party") of such Indemnification Claim (a "Notice of Claim"). A Notice of Claim shall be given with respect to all Indemnification Claims then known; provided, however, that the failure to timely give a Notice of Claim to the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party hereunder to the extent that the Indemnifying Party is not prejudiced by such failure. Subject to Section 6.1 hereof, no Indemnified Party shall be entitled to give a Notice of Claim with respect to any representation and warranty twenty-four (24) months from the date hereof. The Notice of Claim shall set forth the amount (or a reasonable estimate) of the loss, damage or expense suffered, or which may be suffered, by the Indemnified Party as a result of such Indemnification Claim and a brief description of facts giving rise to such Indemnification Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

                  (b)      Third Party Claims.
                           -------------------

                           (i) If the claim or demand set forth in the Notice of Claim is a claim or demand asserted by a third party (a "Third Party Claim"), the Indemnifying Party shall have fifteen (15) days (or such shorter period if an answer or other response or filing with respect to the pleading served by the third party is required prior to the 15th day) after the date of receipt by the Indemnifying Party of the Notice of Claim (the "Notice Date") to notify the Indemnified Party in writing of the election by the Indemnifying Party to defend the Third Party Claim on behalf of the Indemnified Party.

                           (ii) If the Indemnifying Party elects to defend a Third Party Claim on behalf of the Indemnified Party, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials in its possession which are reasonably required in the defense of the Third Party Claim and subject to the limitations set forth in this Section 6, the Indemnifying Party shall pay any expenses payable in connection with the defense of the Third Party Claim as they are incurred (whether incurred by the Indemnified Party or Indemnifying Party).

                  (iii) In no event may the Indemnifying Party settle or comprise any Third Party Claim without the Indemnified Party's consent, which shall not be unreasonably withheld.

                  (iv) If the Indemnifying Party elects to defend a Third Party Claim, the Indemnified Party shall have the right to participate in the defense of the Third Party Claim, at the Indemnified Party's expense (and without the right to indemnification for such expense under this Agreement); provided, however, that subject to the limitations sets forth in this Section 6, the reasonable fees and expenses of counsel retained by the Indemnified Party shall be at the expense of the Indemnifying Party if (A) the use of the counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (B) the parties to such proceeding include both the Indemnified Party and the Indemnifying Party and there may be legal defenses available to the Indemnified Party; (C) within ten (10) days after being advised by the Indemnifying Party of the identity of counsel to be retained to represent the Indemnified Party, the Indemnified Party shall have objected to the retention of such counsel for valid reasons (which shall be stated in a written notice to Indemnifying Party), and the Indemnifying Party shall not have retained different counsel reasonably satisfactory to the Indemnified Party; or (D) the Indemnifying Party shall authorize the Indemnified Party to retain separate counsel at the expense of the Indemnifying Party.

                  (v) Subject to the limitations set forth in this Section 6, if the Indemnifying Party does elect to defend a Third Party Claim, or does not defend a Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the sole and exclusive expense of the Indemnifying Party, to defend such Third Party Claim; provided, however, that such expenses shall be payable by the Indemnifying Party only if and when such Third Party Claim becomes payable.

                  (vi) To the extent that an Indemnified Party recovers on a Third Party Claim, the amount of such recovery (after deduction of all costs and expenses incurred in connection with such Third Party Claim) shall reduce, dollar-for-dollar, the indemnification obligation otherwise owing by the Indemnifying Party.

                  (c) Cooperation in Defense. The Indemnified Party shall cooperate with the Indemnifying Party in the defense of a Third Party Claim. Subject to the foregoing, (i) the Indemnified Party shall not have any obligation to participate in the defense of or to defend any Third Party Claim, and (ii) the Indemnified Party's defense of or its participation in the defense of any Third Party Claim shall not in any way diminish or lessen its right to indemnification as provided in this Agreement.

                  (d) Periodic Payments. Any indemnification required in this Section 6 shall be made by periodic payments during the investigation or defense as and when bills are received or costs, disbursements or expenses incurred.

                                   SECTION 7.
                                  MISCELLANEOUS
                                  -------------

        7.1 Due Diligence. Prior to the date of this Agreement, the Seller has directly or through their representatives and advisers, permitted the Buyer and its representatives to review the properties, books and records of the Company and its financial and legal condition to the extent the Buyer deems necessary or advisable to familiarize itself with such properties and other matters. As a result of such review, nothing has come to the attention of the Buyer that the Seller is in breach of any of the representations or warranties set forth in Section 2 of this Agreement. Such review shall not, however, affect the representations and warranties made by the Seller in this Agreement or the remedies of the Buyer for breaches of those representations and warranties.

        7.2       Expenses.
                  --------

                  (a) Except as expressly provided herein, each Party shall bear its own (i) costs incurred as a result of the transfer of the Stock, including payments to third parties, if any, to obtain their consent to such transfer and (ii) professional fees and related costs (including fees and costs of accountants, attorneys, benefits specialists, tax advisors and appraisers) incurred by it in connection with the preparation, execution and delivery of this Agreement and the Related Documents and the transactions contemplated hereby or thereby.

                  (b) Notwithstanding anything to the contrary, all legal, accounting, investment banking and other expenses of the Seller and/or the Company in connection with the transactions contemplated by this Agreement shall be the responsibility of the Seller and shall not be, and shall not become, liabilities of the Company, and shall not be assumed in any way whatsoever by the Buyer or any of its Affiliates.

        7.3 Confidentiality. Subject to the requirements of applicable law and regulations, including obligations of the Buyer under the securities laws of the United States, each Party shall maintain in confidence (a) the provisions of this Agreement and (b) all information received from another Party or a representative of such Party as a result of any due diligence investigation conducted relative to the execution of this Agreement and shall use such information only in connection with evaluating the transactions contemplated hereby. The obligation of confidentiality and non-use shall not apply to any information which (i) is or becomes generally available to the public through no fault of the receiving party, (ii) is independently developed by the receiving party or (iii) is received in good faith from a third party who is lawfully in possession of such information and has the lawful right to disclose or use it. Notwithstanding the preceding sentence, the Buyer, the Seller and the Company (and each employee, representative and other agent of the Buyer, the Seller and the Company) may disclose to any and all Persons, without limitation of any kind, th e tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Buyer, the Seller and/or the Company relating to such tax treatment and tax structure. This Section is intended to reflect the understanding of the Buyer, the Seller and the Company that this transaction has not been offered under "conditions of confidentiality" as that phrase is used in Treasury Regulation ss.ss. 1.6011-4(b)(3)(i) and 301.6111-2(c)(i), and shall be interpreted in a manner consistent therewith.

        7.4       Governing Law; Jurisdiction.
                  ----------------------------

                  (a) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the state of Florida applicable to Agreements executed and to be performed solely within such state, exclusive of conflicts of laws principles.

                  (b) Each of the Parties hereby(i) consents to submit itself to the exclusive personal jurisdiction of any Florida state court or any federal court located in the State of Florida in Palm Beach County or Broward County in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and
        (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction or object to such venue by motion or other request for leave from any such court.

        7.5 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

                  (a) If to the Buyer, to:

                           vFinance Investments Holdings, Inc.
                           3010 North Military Trail, Suite 300
                           Boca Raton, Florida 33431
                           Facsimile:       954-252-4513
                           Attention:       Leonard J. Sokolow

                           with a copy (which shall not constitute notice) to:

                           Edwards & Angell, LLP
                           350 East Las Olas Blvd., Suite 1150
                           Ft. Lauderdale, Florida  33301
                           Facsimile:       954-727-2701
                           Attention:       Leslie J. Croland, P.A.

                  (b) If to the Seller, to:

                           Level2.com, Inc.
                           1909 Tyler Street
                           Wachovia Center Penthouse
                           Hollywood, Florida 33020
                           Facsimile:       954-484-9376
                           Attention:       Marcos Konig
                           with a copy (which shall not constitute notice) to:

                           Wasserstrom Giulianti, P.A.
                           1909 Tyler Street
                           Wachovia Center Penthouse
                           Hollywood, FL 33020
                           Facsimile:       954-241-6846
                           Attention:       Keith Wasserstrom, Esq.

or such other address or number as shall be furnished in writing by any such Party, and such notice or communication shall, if properly addressed, be deemed to have been given as of the date so delivered, sent by facsimile or three business days after deposit into the U.S. mail.

        7.6 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

        7.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

        7.8 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred at trial and on appeal, in addition to any other relief to which it may be entitled.

        7.9 Entire Agreement. This Agreement, including the other Related Documents and the other documents referred to herein and in the Exhibits hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

        7.10 Amendments. This Agreement may not be amended or modified orally, but only by an agreement in writing signed by the Parties.

        7.11 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

        7.12 Third Party Beneficiaries. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto.

         IN WITNESS WHEREOF, the Buyer and the Seller has caused its name to be hereunto subscribed by its duly authorized signatory, as of the day and year first above written.

                                        VFINANCE INVESTMENTS HOLDINGS, INC.

                                        By:  /s/ Leonard Sokolow
                                                -------------------
                                           Name: Leonard Sokolow
                                           Title: President

                                        SELLER:

                                        LEVEL2.COM, INC.

                                        By:  /s/ Marcos Konig
                                                ----------------
                                           Name: Marcos Konig
                                           Title: President